Aaron Rents, Inc. Reports Second Quarter Revenues and Earnings

    ATLANTA, July 24 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced revenues and earnings for the three months ended June 30, 2007.

    For the second quarter of 2007, revenues rose 12% to $359.0 million compared to $321.7 million for the second quarter of 2006. Net earnings were $19.7 million versus $20.7 million for the same period a year ago. Diluted earnings per share were $.36 compared to $.39 per share last year. Last year's second quarter results included a pre-tax gain of $4.4 million, or approximately $.06 per diluted share, from the sale of the Company's former Puerto Rico operations.

    For the first six months of this year, revenues were up 12% to $746.9 million compared to $669.0 million for the first six months of 2006. Net earnings for the first half of 2007 increased 16% to $48.9 million versus $42.2 million for the corresponding period last year. Diluted earnings per share for the first six months were $.89 for 2007 and $.81 for 2006.

    Included in the Company's other revenues in the first six months of 2007 was a pre-tax $4.9 million gain from the sale in the first quarter of a parking deck at the Company's corporate headquarters. The Company's other revenues in the second quarter and first six months of 2006 included the aforementioned gain from the sale of the Company's Puerto Rican stores. Excluding these two transactions the Company's net earnings on a non-GAAP basis would have been up 17% for the six months of 2007 compared to the six months of 2006.

    "We feel we are still on track to add 250 stores during fiscal year 2007," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "Our Aaron's Sales & Lease Ownership division continues to do well and our prospects for the division's future have not changed."

    Aaron's Sales & Lease Ownership division second quarter revenues increased 13% to $327.6 million compared to $290.2 million last year. First six months sales and lease ownership revenues increased 12% to $678.8 million compared to $604.5 million recorded a year ago.

    Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron's Sales & Lease Ownership division increased 5.0% during the second quarter of 2007 compared to the same quarter a year ago. Same store revenues increased 3.0% for Aaron's Sales & Lease Ownership stores open over two years at the end of June 2007.

    Aaron's Corporate Furnishings division revenues during the second quarter were $30.6 million compared to $31.1 million a year ago and revenues for the first half were $61.8 million versus $63.4 million.

    Consolidated rentals and fees for both the second quarter and first half advanced 13% over the comparable previous year periods. In addition, franchise royalties and fees were up 18% and 19% for the second quarter and year-to-date, respectively. Non-retail sales, which are primarily sales of rental merchandise to Aaron's Sales & Lease Ownership franchisees, increased to $56.7 million for the second quarter from $46.4 million in the comparable period in 2006 and to $126.9 million for the first six months compared to $110.4 million for the first six months last year. The increases in the Company's franchise revenues and the shipments of non-retail sales are the result of the increase in revenues of the Company's franchisees, who collectively had revenues of $136.2 million during the second quarter and $283.8 million for the first six months of 2007, a 15% and 16% increase, respectively, over the prior year periods. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

    During the second quarter the Aaron's Sales & Lease Ownership division opened 15 new Company-operated stores, 19 new franchised stores, acquired 14 franchised stores and sold a Company-operated store to a franchisee. The Aaron's Corporate Furnishings division also opened one new store during the quarter and purchased the accounts of a third party operator, merging these accounts into the new store.

    Through the three months and six months ended June 30, the Company awarded area development agreements to open 55 and 106 additional franchised stores, respectively. At the end of June there were a total of 276 franchised stores awarded that are expected to open over the next several years.

    At June 30, 2007 the Aaron's Sales and Lease Ownership division had 868 Company-operated stores, 454 franchised stores, 22 Company-operated RIMCO stores, and two franchised RIMCO stores. In addition, the Company operated 60 corporate furnishings stores.

    "Our 2007 store opening plans have not changed, and we anticipate adding approximately 190 stores during the second half of 2007, of which we expect roughly 35 stores will be franchised stores," Mr. Loudermilk continued. "Our guidance for the third quarter of 2007 is to expect revenues in excess of $355 million and diluted earnings per share in the range of $.31 to $.35. For the entire 2007 year we expect Company revenues of approximately $1.5 billion (excluding revenues of franchisees) and are lowering our previous diluted earnings per share range of guidance of $1.55 to $1.65 for the year to $1.50 to $1.60 (excluding the gain on the first quarter parking deck sale), primarily due to the anticipated start-up costs of the substantial number of new stores planned to be added during the last half of the year."

    Aaron Rents will hold a conference call to discuss its quarterly financial results on Wednesday, July 25, 2007, at 10:30 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company's website, www.aaronrents.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.

    Aaron Rents, Inc., based in Atlanta, currently has more than 1,400 Company-operated and franchised stores in 48 states and Canada for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 13 facilities in five states.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Statements in this release that are "forward-looking" include without limitation Aaron Rents' projected revenues, earnings, and store openings for future periods.

                       Aaron Rents, Inc. and Subsidiaries
                       Consolidated Statements of Earnings
                    (In thousands, except per share amounts)

                                     (Unaudited)           (Unaudited)
                                  Three Months Ended     Six Months Ended
                                      June 30,               June 30,
                                     2007        2006        2007       2006

      Revenues:
        Rentals and Fees           $277,927    $245,794    $563,724    $500,040
        Retail Sales                 12,514      15,932      28,140      35,102
        Non-Retail Sales             56,654      46,357     126,907     110,384
        Franchise Royalties and Fees  9,602       8,120      19,516      16,448
        Other                         2,288       5,524       8,632       7,040
           Total                    358,985     321,727     746,919     669,014
      Costs and Expenses:
        Retail Cost of Sales          8,484      10,867      18,791      23,273
        Non-Retail Cost of Sales     52,130      43,307     116,260     103,098
        Operating Expenses          163,737     142,818     325,414     286,774
        Depreciation of Rental
             Merchandise            101,063      90,321     204,114     183,602
        Interest                      1,896       2,724       3,785       5,946
           Total                    327,310     290,037     668,364     602,693

      Earnings Before Taxes          31,675      31,690      78,555      66,321

      Income Taxes                   12,018      11,040      29,691      24,110

      Net Earnings                  $19,657     $20,650     $48,864     $42,211

      Earnings Per Share               $.36        $.40        $.90        $.83

      Earnings Per Share
       Assuming Dilution               $.36        $.39        $.89        $.81

      Weighted Average
       Shares Outstanding            54,191      51,887      54,176      51,040

      Weighted Average
       Shares Outstanding
       Assuming Dilution             55,065      52,705      55,046      51,896



                         Selected Balance Sheet Data
                               (In Thousands)

                                                 (Unaudited)
                                                   June 30,     December 31,
                                                     2007           2006

  Cash                                             $10,600         $8,807
  Accounts Receivable, Net                          41,607         43,495
  Rental Merchandise, Net                          619,532        612,149
  Property, Plant and
   Equipment, Net                                  189,749        170,294
  Other Assets, Net                                162,443        144,861
  Total Assets                                   1,023,931        979,606

  Bank Debt                                          7,000         15,612
  Senior Notes                                      90,000         90,000
  Total Liabilities                                369,457        372,591
  Shareholders' Equity                            $654,474       $607,015

                     Reconciliation of Revenues and Earnings
          Excluding Asset Sales of Parking Deck and Puerto Rican Stores
                                 (In thousands)

                                    (Unaudited)             (Unaudited)
                                 Three Months Ended       Six Months Ended
                                       June 30,                June 30,
                                    2007        2006        2007        2006

     Total Revenues               $358,985    $321,727    $746,919    $669,014
     Less Revenues from Asset
      Sales                              -       4,425       4,878       4,425
     Revenues Excluding Asset
      Sales                        358,985     317,302     742,041     664,589

     Net Earnings                   19,657      20,650      48,864      42,211
     Less Gain from Asset Sales          -       2,884       3,034       2,884
     Net Earnings Excluding Gain
      From Asset Sales             $19,657     $17,766     $45,830     $39,327


SOURCE  Aaron Rents, Inc.